Extension of Time Under Share Purchase Agreement

This supplement to the Share Purchase Agreement ("Extension Agreement"), dated as of September 7, 2022 ("Effective Date") is made by and among 3CL SCIENCES, LTD., an Israeli private company ("3CL"), TODOS MEDICAL LTD., an Israeli public company ("Todos"), and NLC PHARMA LTD., an Israeli private company ("NLC"). Each of NLC, 3CL and Todos are individually referred to as a "Party" and are collectively referred to as the "Parties" to this Extension.

WHEREAS this Extension Agreement is intended to supplement, amend, and refer to that certain Share Purchase Agreement ("Share Purchase Agreement"), dated March 10, 2022, by and among 3CL, Todos and NLC; and

WHEREAS Section 2.3.10 of the Share Purchase Agreement states: *"in the event that Todos fails to raise or fund a total of $10 million per the $10 Million Threshold in payments and contributions by September 15, 2022, NLC shall have the right to require 3CL to revert, transfer, or otherwise dispose of any ownership and rights in and to the Assets, to NLC or to any third party designated by NLC, other than a license to manufacture and commercialize Tollovid which shall be granted to 3CL"* (the "Original Section 2.3.10").

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to such terms in the Share Purchase Agreement.
2. The parties hereby agree to amend the Original Section 2.3.10 in the Share Purchase Agreement, so as to delete the date "September 15, 2022", and to substitute, in lieu thereof, the date "December 31, 2022", subject to the completion and fulfillment of all Todos' obligations set forth in this Extension Agreement.
3. Todos shall provide no less than $6,000,000 in payments on account of the $10 Million Threshold (in addition to the $240,000 payment per Section 5 below) no later than October 31st, 2022.
4. No later than one business day after the Effective Date, Todos shall contribute $220,000 to 3CL and/or NLC (of which $176,000 (80%) shall be set off Todos' obligation to provide $8,000,000 in funding to 3CL, and $44,000 (20%) shall be set off Todos' obligation to provide $2,000,000 to NLC on account of the Cash Payments stipulated in Schedule A of the Share Purchase Agreement).
5. No later than October 31, 2022, Todos shall contribute an additional $240,000 to NLC, such payment per this Section shall be in addition to, and not on account of such payment obligations detailed in the Share Purchase Agreement.
6. Upon execution of this Extension Agreement and the Employment Agreements, the Employment Agreements shall take effect retroactively as of March 2022.
7. Following execution of this Agreement and subject to the strict adherence by Todos to the full requirements of this Extension Agreement, NLC shall agree to forego the cash consideration requirement as a closing-condition in accordance with the terms of Section 6.10.8 of the Share Purchase Agreement, and undertakes to Confirm closing subject to

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and contingent on Todos fully complying with all other Closing Conditions and related obligations stipulated in Section 6 of the Share Purchase Agreement, as well as all obligations detailed in this Extension Agreement as of the effective date of the Closing. Upon said confirmation of Closing, NLC shall execute and release the IP Assignment and shall cooperate with Todos and 3CL in transferring all of the Assets and file and record any documents reasonably necessary to evidence the transfer of all of the Assets (including, without limitation, any patent and other intellectual property assignments) to 3CL in accordance with the terms of the Share Purchase Agreement. The parties shall continue to work together to produce the remaining documentation and provide any remaining cash consideration contemplated by the Share Purchase Agreement.

8. Beginning September 5, 2022, and on each Monday thereafter through and including October 31, 2022, Todos shall contribute no less than $125,000 to 3CL and/or NLC. The $220,000 payment cited in Section 4 shall include the $125,000 for September 5. It shall not be a default hereunder if Todos fails to make a timely payment per this Section 8, provided such payment shall be received no later than the following Monday, after such payment is due. With regards to each such payment made under this Section 8, $100,000 (80%) shall be set off Todos' obligation to provide $8,000,000 in funding to 3CL, and $25,000 (20%) shall be set off Todos' obligation to provide $2,000,000 to NLC under Schedule A of the Share Purchase Agreement.
9. In summary of the payments described above, on or before October 31, 2022, Todos shall have contributed no less than $6.24 million to 3CL and/or NLC. Any funds raised through crowdfunding on behalf of 3CL shall be set off against (a) the obligation to contribute $6.24 million by October 31, 2022, if contributed on or before that date, and (b) the obligations to fulfill the $10 Million Threshold in accordance with the terms set forth in Section 2.3.3 of the Share Purchase Agreement.
10. The parties agree that all issuances of Todos Shares under Sections 2.3.1, 2.3.5, 4.20, 6.6 and 6.10.8 of the Share Purchase Agreement shall be made at a price of $0.012 per share. The issuances of shares per this Section 10 shall be a Closing Condition.
11. Time is of the essence. It is hereby and acknowledged that time is of the essence in the performance and delivery of payments and obligations set forth in this Extension Agreement. It is further agreed that to the extent any payment is not effectively made in accordance with such amounts and timelines detailed in this Extension Agreement, then Sections 2 and 7 above shall be automatically rescinded, and shall revert back to the Original Section 2.3.10 and Section 6.10.8 of the Share Purchase Agreement, respectively. For the avoidance of doubt, in the event that NLC shall choose to exercise rights under Section 2.3.10, in such times as it may be entitled to do so, whereby it shall require 3CL to revert, transfer, or otherwise dispose of any ownership and rights in and to the Assets, then subject to NLC fully receiving all share issuances detailed in section 10 above, Todos shall retain a 52% equity interest in 3CL which shall be granted a license to manufacture and commercialize Tollovid as stipulated in the Original Section 2.3.10.
12. Except as specifically set forth herein, the Share Purchase Agreement shall remain unchanged, and in full force and effect.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date and year first above written:

3CL SCIENCES LTD.	TODOS MEDICAL LTD.	NLC PHARMA LTD.
By: Gerald Commissiong	By: Gerald Commissiong	By: Dorit Arad
Gerald Commissiong, CEO	Gerald Commissiong, CEO	Dorit Arad, CEO

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